                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                     Schedule 13G

                      Under the Securities Exchange Act of 1934
                                  (Amendment No. )*

                                 Apple Computer Inc.
                                   (Name of Issuer)

                                     Common Stock
                            (Title of Class of Securities)

                                      037833100
                                    (CUSIP Number)

Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                           (Continued on following page(s))

CUSIP No. 037833100                13G                                Page 2

(1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          Barclays Global Investors. N.A.,  943112180

(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                              (a)
                              (b)  X

(3) SEC USE ONLY

(4) CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.A.

Number of Shares                   (5) SOLE VOTING POWER
Beneficially Owned                      6,682,712
by Each Reporting                  (6) SHARED VOTING POWER
Person With                             440
                                   (7) SOLE DISPOSITIVE POWER
                                        7,239,562
                                   (8) SHARED DISPOSITIVE POWER
                                        0

 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          7,239,562

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          5.4%

(12) TYPE OF REPORTING PERSON*
          BK

                         *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 037833100                13G                                Page 2A

(1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          Barclays Global Fund Advisors

(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                         (a)
                         (b)  X

(3) SEC USE ONLY

(4) CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.A.

Number of Shares                   (5) SOLE VOTING POWER
Beneficially Owned                      379,972
by Each Reporting                  (6) SHARED VOTING POWER
Person With                             0
                                   (7) SOLE DISPOSITIVE POWER
                                        379,972
                                   (8) SHARED DISPOSITIVE POWER
                                        0

 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          379,972

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0.3%

(12) TYPE OF REPORTING PERSON*
          BK

                         *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 037833100                13G                                Page 2B

(1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          Barclays Bank PLC

(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                    (a)
                    (b)  X

(3) SEC USE ONLY

(4) CITIZENSHIP OR PLACE OF ORGANIZATION
          United Kingdom

Number of Shares                   (5) SOLE VOTING POWER
Beneficially Owned                      67,900
by Each Reporting                  (6) SHARED VOTING POWER
Person With                             0
                                   (7) SOLE DISPOSITIVE POWER
                                        67,900
                                   (8) SHARED DISPOSITIVE POWER
                                        0

 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          67,900

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0.1%

(12) TYPE OF REPORTING PERSON*
          BK

                        *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 037833100                13G                                Page 2C

(1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          Barclays Funds Limited

(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                    (a)
                    (b)  X

(3) SEC USE ONLY

(4) CITIZENSHIP OR PLACE OF ORGANIZATION
          United Kingdom

Number of Shares                   (5) SOLE VOTING POWER
Beneficially Owned                      20,530
by Each Reporting                  (6) SHARED VOTING POWER
Person With                             0
                                   (7) SOLE DISPOSITIVE POWER
                                        20,530
                                   (8) SHARED DISPOSITIVE POWER
                                        0
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          20,530

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0.0%

(12) TYPE OF REPORTING PERSON*
          BK

                         *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 037833100                13G                                Page 2D

(1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          Barclays Global Investors, LTD.

(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                         (a)
                         (b)  X

(3) SEC USE ONLY

(4) CITIZENSHIP OR PLACE OF ORGANIZATION
          United Kingdom

Number of Shares                   (5) SOLE VOTING POWER
Beneficially Owned                      275,392
by Each Reporting                  (6) SHARED VOTING POWER
Person With                             0
                                   (7) SOLE DISPOSITIVE POWER
                                        288,992
                                   (8) SHARED DISPOSITIVE POWER
                                        0
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          288,992

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0.2%

(12) TYPE OF REPORTING PERSON*
          BK

                         *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 037833100                13G                                Page 2E

(1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          Barclays Life Assurance Company Limited

(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                    (a)
                    (b)  X

(3) SEC USE ONLY

(4) CITIZENSHIP OR PLACE OF ORGANIZATION
          United Kingdom

Number of Shares                   (5) SOLE VOTING POWER
Beneficially Owned                      10,300
by Each Reporting                  (6) SHARED VOTING POWER
Person With                             0
                                   (7) SOLE DISPOSITIVE POWER
                                        10,300
                                   (8) SHARED DISPOSITIVE POWER
                                        0
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          10,300

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0.0%

(12) TYPE OF REPORTING PERSON*
          BK

                         *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 037833100                13G                                Page 2F

(1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          Barclays Trust and Banking Company (Japan) Ltd.

(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                    (a)
                    (b)  X

(3) SEC USE ONLY

(4) CITIZENSHIP OR PLACE OF ORGANIZATION
          Japan

Number of Shares                   (5) SOLE VOTING POWER
Beneficially Owned                      27,258
by Each Reporting                  (6) SHARED VOTING POWER
Person With                             0
                                   (7) SOLE DISPOSITIVE POWER
                                        27,258
                                   (8) SHARED DISPOSITIVE POWER
                                        0
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          27,258

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0.0%

(12) TYPE OF REPORTING PERSON*
          BK

                         *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1(A). NAME OF ISSUER
               Apple Computer Inc.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
               1 Infinite Loop
               Cupertino, CA 95014
ITEM 2(A). NAME OF PERSON(S) FILING
               Barclays Global Investors, N.A.

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
               45 Fremont Street
               San Francisco, CA 94105
ITEM 2(C). CITIZENSHIP
               U.S.A

ITEM 2(D). TITLE OF CLASS OF SECURITIES
               Common Stock

ITEM 2(E). CUSIP NUMBER
               037833100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) // Broker or Dealer registered under Section 15 of the Act

(b)/x/ Bank as defined in section 3(a)(6) of the Act

(c) // Insurance Company as defined in section 3(a)(19) of the Act

(d) // Investment Company registered under section 8 of the Investment Company
        Act

(e) // Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) // Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

(g) // Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note:See Item 7)

(h) // Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

                                                                 Page 3A

ITEM 1(A). NAME OF ISSUER
               Apple Computer Inc.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
               1 Infinite Loop
               Cupertino, CA 945014
ITEM 2(A). NAME OF PERSON(S) FILING
               Barclays Global Fund Advisors

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
               45 Fremont Street
               San Francisco, CA 94105
ITEM 2(C). CITIZENSHIP
               U.S.A

ITEM 2(D). TITLE OF CLASS OF SECURITIES
               Common Stock

ITEM 2(E). CUSIP NUMBER
               037833100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) // Broker or Dealer registered under Section 15 of the Act

(b)/x/ Bank as defined in section 3(a)(6) of the Act

(c) // Insurance Company as defined in section 3(a)(19) of the Act

(d) // Investment Company registered under section 8 of the Investment Company
        Act

(e) // Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) // Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

(g) // Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note:See Item 7)

(h) // Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

                                                                      Page 3B

ITEM 1(A). NAME OF ISSUER
               Apple Computer Inc.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
               1 Infinite Loop
               Cupertino, CA 945014
ITEM 2(A). NAME OF PERSON(S) FILING
               Barclays Bank PLC

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
               54 Lombard Street
               London England EC3P 3AH
ITEM 2(C). CITIZENSHIP
               United Kingdom

ITEM 2(D). TITLE OF CLASS OF SECURITIES
               Common Stock

ITEM 2(E). CUSIP NUMBER
               037833100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) // Broker or Dealer registered under Section 15 of the Act

(b)/x/ Bank as defined in section 3(a)(6) of the Act

(c) // Insurance Company as defined in section 3(a)(19) of the Act

(d) // Investment Company registered under section 8 of the Investment Company
        Act

(e) // Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) // Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

(g) // Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note:See Item 7)

 (h) // Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

                                                                      Page 3C

ITEM 1(A). NAME OF ISSUER
               Apple Computer Inc.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
               1 Infinite Loop
               Cupertino, CA 945014
ITEM 2(A). NAME OF PERSON(S) FILING
               Barclays Fund Limited

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
               Fleetway House, 25 Farringdon Street
               London, England EC4A 4JA

ITEM 2(C). CITIZENSHIP
               United Kingdom

ITEM 2(D). TITLE OF CLASS OF SECURITIES
               Common Stock

ITEM 2(E). CUSIP NUMBER
               037833100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) // Broker or Dealer registered under Section 15 of the Act

(b)/x/ Bank as defined in section 3(a)(6) of the Act

(c) // Insurance Company as defined in section 3(a)(19) of the Act

(d) // Investment Company registered under section 8 of the Investment Company
        Act

(e) // Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) // Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

(g) // Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note:See Item 7)

 (h) // Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

                                                                      Page 3D


ITEM 1(A). NAME OF ISSUER
               Apple Computer Inc.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
               1 Infinite Loop
               Cupertino, CA 945014
ITEM 2(A). NAME OF PERSON(S) FILING
               Barclays Global Investors, LTD

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
               1 Swan Lane
               London, England EC4R 3UD
ITEM 2(C). CITIZENSHIP
               United Kingdom

ITEM 2(D). TITLE OF CLASS OF SECURITIES
               Common Stock

ITEM 2(E). CUSIP NUMBER
               037833100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) // Broker or Dealer registered under Section 15 of the Act

(b)/x/ Bank as defined in section 3(a)(6) of the Act

(c) // Insurance Company as defined in section 3(a)(19) of the Act

(d) // Investment Company registered under section 8 of the Investment Company
        Act

(e) // Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) // Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

(g) // Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note:See Item 7)

 (h) // Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

                                                                      Page 3E

ITEM 1(A). NAME OF ISSUER
               Apple Computer Inc.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
               1 Infinite Loop
               Cupertino, CA 945014
ITEM 2(A). NAME OF PERSON(S) FILING
               Barclays Life Assurance Company Limited

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
               252 Romford Road
               London, England E7 9JB

ITEM 2(C). CITIZENSHIP
               United Kingdom
ITEM 2(D). TITLE OF CLASS OF SECURITIES
               Common Stock

ITEM 2(E). CUSIP NUMBER
               037833100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) // Broker or Dealer registered under Section 15 of the Act

(b)/x/ Bank as defined in section 3(a)(6) of the Act

(c) // Insurance Company as defined in section 3(a)(19) of the Act

(d) // Investment Company registered under section 8 of the Investment Company
        Act

(e) // Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) // Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

(g) // Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note:See Item 7)

 (h) // Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

                                                                      Page 3F

ITEM 1(A). NAME OF ISSUER
               Apple Computer Inc.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
               1 Infinite Loop
               Cupertino, CA 945014
ITEM 2(A). NAME OF PERSON(S) FILING
               Barclays Trust and Banking Company (Japan) Ltd.

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
               2-2 Otemachi 2-Chome
               Tokyo Japan 100
ITEM 2(C). CITIZENSHIP
               Japan

ITEM 2(D). TITLE OF CLASS OF SECURITIES
               Common Stock

ITEM 2(E). CUSIP NUMBER
               037833100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) // Broker or Dealer registered under Section 15 of the Act

(b)/x/ Bank as defined in section 3(a)(6) of the Act

(c) // Insurance Company as defined in section 3(a)(19) of the Act

(d) // Investment Company registered under section 8 of the Investment Company

        Act

(e) // Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) // Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

(g) // Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note:See Item 7)

 (h) // Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

ITEM 4.   OWNERSHIP
          (a)  Amount Beneficially Owned:              8,034,514

          (b)  Percent of Class:                       5.9%

          (c)  Number of shares as to which such person has:
               (i)   sole power to vote or to direct the vote
                       7,464,064
               (ii)  shared power to vote or to direct the vote
                       440
               (iii) sole power to dispose or to direct the disposition of
                       8,034,514
               (iv)  shared power to dispose or to direct the disposition of
                       0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS if this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. //
               Not applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
               The shares reported are held by the company in trust accounts for the economic benefit of the beneficiaries of those accounts. See also Items 2(a) above.

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
          ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
               Not applicable


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
               Not applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP
               Not applicable

ITEM 10.  CERTIFICATION
          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

          SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   February 12, 1999



                                   Wendy Beller
                                   Manager of Compliance